Exhibit 99.3

WRITTEN CONSENT OF

ENABLE COMMON UNITHOLDERS

[●], 2021

This Written Consent is solicited by the board of directors of Enable GP, LLC, a Delaware limited liability company (the “General Partner”) and the general partner of the Enable Midstream Partners, LP, a Delaware limited partnership (the “Partnership”).

Please return this Written Consent, in its entirety, no later than 5:00 p.m., central time, on May 7, 2021, which is the date that the Partnership has set as the targeted final date for the receipt of written consents (the “consent deadline”). Your common units will be tabulated and voted to approve, disapprove or abstain for each of the proposals as you indicate below. Any executed written consent returned without indicating a specific choice with respect to any of the proposals set forth below will be voted to APPROVE the proposal(s) with regard to which a specific choice is not indicated.

The undersigned, being a record holder of common units representing limited partner interests in the Partnership (“Partnership Common Units”) as of the close of business on April 8, 2021, acting by written consent in lieu of a meeting of limited partners, pursuant to Section 13.11 of the Fifth Amended and Restated Agreement of Limited Partnership of Enable Midstream Partners, LP, dated as of November 14, 2017, hereby consents in writing to the approval and adoption without a meeting of the following proposals and to the taking of each of the actions contemplated thereby with respect to all of the Partnership Common Units that the undersigned holds of record as of the close of business on April 8, 2021.

The undersigned acknowledges receipt of the consent statement/prospectus, dated [●], 2021, which is part of the registration statement on Form S-4 (No. 333-254477) of Energy Transfer LP, a Delaware limited partnership (“Energy Transfer”), and which more fully describes the proposals below.

1.

Approve the Agreement and Plan of Merger, dated as of February 16, 2021 (the “merger agreement”), by and among Energy Transfer, Elk Merger Sub LLC (“Merger Sub”), Elk GP Merger Sub LLC, a direct wholly owned subsidiary of Energy Transfer (“GP Merger Sub”), the Partnership, the General Partner, solely for purposes of Section 2.1(a)(i) therein, LE GP, LLC, the sole general partner of Energy Transfer, and solely for purposes of Section 1.1(b)(i) therein, CenterPoint Energy Inc. (“CenterPoint”), pursuant to which (i) Merger Sub will merge with and into the Partnership (the “LP Merger”), with the Partnership surviving the LP Merger as a wholly owned subsidiary of Energy Transfer, and (ii) GP Merger Sub will merge with and into the General Partner (the “GP Merger” and, together with the LP Merger, the “Merger”), with the General Partner surviving the GP Merger as a direct wholly owned subsidiary of Energy Transfer and (iii) immediately prior to the effective time of the Merger (the “effective time”), (A) CenterPoint will contribute, assign, transfer, convey and deliver to Energy Transfer, and Energy Transfer will acquire, assume, accept and receive from CenterPoint, all of CenterPoint’s right, title and interest in each 10% Series A Fixed-to-Floating Non-Cumulative Redeemable Perpetual Preferred Unit representing a limited partner interest in the Partnership (the

“Enable Series A Preferred Units”) issued and outstanding at such time in exchange for 0.0265 of a 7.125% Series G Fixed-Rate Reset Cumulative Redeemable Perpetual Preferred Unit issued by Energy Transfer, and (B) Energy Transfer will subsequently contribute, assign, transfer, convey and deliver to a subsidiary of Energy Transfer that is treated as a corporation for U.S. federal income tax purposes all or a portion of such Enable Series A Preferred Units.

APPROVE ☐	DISAPPROVE ☐	ABSTAIN ☐

2.

Approve, on a non-binding, advisory basis, the compensation that will or may become payable to the Partnership’s named executive officers in connection with the transactions contemplated by the merger agreement.

APPROVE ☐	DISAPPROVE ☐	ABSTAIN ☐

IMPORTANT: PLEASE DATE AND SIGN THE WRITTEN CONSENT BELOW. If held in joint tenancy, all persons must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please give full title as such. If Partnership Common Units are held by a corporation, please sign the full corporate name by president or other authorized officer. If Partnership Common Units are held by a partnership or other entity, please sign the full partnership or other entity name by authorized person. Please fill out, date, sign and return this Written Consent promptly to MacKenzie Partners, Inc. by mailing it to 1407 Broadway, 27th Floor, New York, New York 10018, attention Glen Linde, or by emailing a .pdf copy of your written consent to consent@mackenziepartners.com.

This Written Consent may be changed or revoked at any time before the consent deadline. If you wish to change or revoke a previously given consent before the consent deadline, you may do so by delivering a new written notice of consent with a later date, or by delivering a revocation notice of consent to MacKenzie Partners, Inc., 1407 Broadway 27th Floor, New York, NY 10018, attention Glen Linde.

IF AN INDIVIDUAL:		IF AN ENTITY: (please print or type complete name of entity)

By:		By:
	(duly authorized signature)		(duly authorized signature)

Name:		Name:
	(please print or type full name)		(please print or type full name)

Title:
(please print or type full title)

Date:	, 2021	Date:	, 2021